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                                 NEWS RELEASE

GLOBAL MARINE INC. 777 N. ELDRIDGE PKWY., HOUSTON, TX 77079-4493 (281) 596-5100
                               FAX (281) 596-5163


                                       CONTACT INFORMATION:
                                       --------------------
                                       Investors: Michael Dawson (281) 596-5809
                                       Media: Stephanie Price (281) 596-5816


            GLOBAL MARINE ANNOUNCES TWO LONG-TERM DRILLING CONTRACTS
                              OFFSHORE WEST AFRICA

               Contracts Provide Opportunity for Key Rig Upgrades

HOUSTON, November 5, 2001 - Houston-based offshore drilling contractor Global Marine today announced it received a letter of commitment from Elf Petroleum Nigeria Limited, a subsidiary of TotalFinaElf, for two-year contracts for both the GLOMAR ADRIATIC I and GLOMAR BALTIC I jackup rigs to work on the Amenam/Kpono field offshore Nigeria. Elf Petroleum Nigeria Limited on behalf of the Nigerian National Petroleum Corporation and Mobil Producing Nigeria Unlimited operates this field development project. The contracts for the two units include key rig upgrades, which are anticipated to cost about $23 million in total.

The two contracts are expected to generate combined revenues of approximately $121 million to Global Marine. Both contracts include options for extension of up to one year.

"Global Marine has been one of the most active drillers offshore West Africa for some time now and currently has eight rigs in the region, including four operating offshore Nigeria," Marion Woolie, president of Global Marine Drilling Company, said. "We are excited to participate in this world class development project in one of the world's most promising offshore oil basins. Global Marine will continue to enhance its fleet's drilling capabilities, providing customers the most advanced and efficient drilling technologies available."
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Global Marine Inc.                                      November 5, 2001
Announces Two Long-Term Contracts                                 Page 2


The GLOMAR ADRIATIC I is a Marathon LeTourneau 116-C design equipped with 410
feet of leg.   The rig modifications will include installation of a third 5,000-
psi mud pump, five new engines, a new top drive, increased mud pit capacity, larger drill pipe, as well as expanded crew quarters. The GLOMAR ADRIATIC I is currently operating offshore Gabon in West Africa. Drilling operations for TotalFinaElf are expected to begin in second quarter 2002 after the estimated two-month rig upgrade has been completed.

The GLOMAR BALTIC I, a Marathon LeTourneau Super 300 design with 515 feet of leg, is expected to mobilize to West Africa in the second quarter of next year following completion of its current contract in Trinidad. The jackup recently underwent a significant upgrade with the installation of three new 7,500-psi mud pumps, five new engines and other enhancements. Additional upgrades that are expected to take 10 days will be carried out to the mud pit capacity, setback area and skidding capabilities as well as the crew quarters. Combined, these upgrades will make the GLOMAR BALTIC I the highest specification jackup rig on the West Coast of Africa.

Houston-based Global Marine is a major international offshore drilling contractor with one of the industry's youngest, diversified and technologically advanced drilling fleets. The company's 33 premium mobile drilling units include jackups, semisubmersibles and dynamically positioned ultra-deepwater drillships. In addition, the company is the world's leading provider of drilling management services, including turnkey, daywork and project management.

                           Forward-Looking Statements
                           --------------------------

Under the Private Securities Litigation Reform Act of 1995, companies are provided a "safe harbor" for discussing their expectations regarding future performance. We believe it is in the best interests of our stockholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements include things such as our belief that the upgrades to the GLOMAR ADRIATIC I and GLOMAR BALTIC I will cost about $23 million in total; our expectation that the two new contracts will generate combined revenues of approximately $121 million; our statement that we will continue to enhance our fleet's drilling capabilities, providing customers the most advanced and efficient drilling technologies available; our statements regarding the specific components that will be included in the rig modifications and upgrades; our estimates regarding the length of time it will take to complete rig upgrades; our estimates regarding the dates the GLOMAR ADRIATIC I is expected to begin drilling operations and the GLOMAR BALTIC I is expected to mobilize to West Africa; our statement that the upgrades will make the GLOMAR BALTIC I the highest specification jackup rig on the West Coast of Africa; and any other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.
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Global Marine Inc.                                      November 5, 2001
Announces Two Long-Term Contracts                                 Page 3


Factors that could cause or contribute to such differences include, but are not limited to, increased costs of or delays in commencing or completing upgrades, mobilizations, operations or drilling due to things such as contract disputes, weather conditions, political or social unrest, labor problems, or design, engineering or other mechanical problems; changes in oil and gas drilling technology or in our competitors' rig fleets that could give their rigs greater drilling capabilities and higher specifications and/or change our plans regarding the specific components that will be included in our rig modifications or upgrades; the uncertainties inherent in dealing with other parties and resolving disputed matters through negotiation or other means; and such other risk factors as may be discussed in the Company's reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

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